Exhibit 35.1

Servicer Compliance Certificate

FIFTH THIRD AUTO TRUST 2008-1

The undersigned, a duly authorized officer of Fifth Third Bank, an Ohio banking corporation, as servicer (in such capacity, the “Servicer”) under the Sale and Servicing Agreement, dated as of March 31, 2008 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Fifth Third Auto Trust 2008-1, Fifth Third Holdings Funding, LLC, as Depositor, The Bank of New York Mellon f/k/a The Bank of New York, as Indenture Trustee, and the Servicer, does hereby certify that:

1.	A review of the activities of the Servicer during the period from March 31, 2008 through December 31, 2008, and of its performance under the Sale and Servicing Agreement has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Sale and Servicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 30th day of March, 2009.

/s/ Tayfun Tuzun
Name:	Tayfun Tuzun
Title:	Vice President